UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 Current Report

              Pursuant to Section 13 or 15(d) of the Securities and
                              Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): August 26, 1999

                             HelpMate Robotics Inc.
             (Exact name of registrant as specified in its charter)

Connecticut                               1-14160            06-1110906
(State or other jurisdiction      (Commission File Number)   (I.R.S. Employer
of incorporation or organization)                            Identification No.)

            22 Shelter Rock Lane
            Danbury, Connecticut                             06810
            (Address of principal executive offices)         (Zip Code)

       Registrant's telephone number, including area code: (203) 798-8988

Item 5. Other Events

HelpMate Robotics Inc. (the "Company") announced today that it has reached a settlement with the Internal Revenue Service (the "IRS") regarding claims by the IRS for unpaid payroll taxes arising out of the apparent misappropriation of funds by KPM Inc. of Brookfield, CT.

On August 24, 1999, the Company paid $100,067, including interest, to the Internal Revenue Service in full payment of the IRS claims. In addition, the Company agreed with the IRS to forego the use of $2,710,432 of net operating loss carryforwards.

In October 1998, the Company announced an investigation to determine the extent to which KPM misappropriated Company funds which KPM was required to pay to the IRS with respect to Company employment taxes. Under the Internal Revenue Code, the Company was liable for the payment of these unpaid taxes, as well as interest and penalties assessed, if any. The Company had initially estimated these unpaid taxes to be approximately $1,000,000 exclusive of interest and penalties.

The Company has cooperated fully with the Internal Revenue Service and the United States attorney's investigation of KPM.

At December 31, 1998, the Company had estimated that it could settle the IRS claims for approximately $150,000 and this amount was included as part of accrued expenses and selling, general and administrative expenses in the 1998 financial statements. The estimate exceeds the agreed to payment by $50,000. It is expected that this excess amount will be credited to selling, general and administrative expenses in the Company's financial statements for the third quarter ended September 30, 1999.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned , thereunto duly authorized.

                                         HelpMate Robotics Inc.
                                         ----------------------
                                              (Registrant)


Date: August 26, 1999                    /s/ Joseph  F. Engelberger
                                         ------------------------------------
                                         Joseph F. Engelberger
                                         Chairman and Chief Executive Officer